Exhibit 10.20

ATRICURE, INC.

2014 STOCK INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

Summary of Performance Share Award Grant

AtriCure, Inc., a Delaware corporation (the “Company”), grants to the Grantee named below, in accordance with the terms of the 2014 Stock Incentive Plan  (as amended and restated from time to time, the “Plan”), and this Performance Share Award Agreement (the “Agreement”), Performance Shares as follows:

Name of Grantee:
Grant Number:

Grant Date:

Performance Goals:	As set forth on Exhibit A

Performance Period:	As set forth on Exhibit A

Terms of Agreement

1.    Grant of Performance Shares. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company grants to the Grantee as of the Grant Date, Performance Share Award consisting of, the maximum number Common Stock of the Company (“Performance Shares”) as provided in Exhibit A, upon the terms and conditions of this Agreement.

2.    Eligibility. The Grantee shall hold a position within the Company or any Subsidiary that is recommended by the Company’s Chief Executive Officer and/or the award contemplated hereby shall be approved by the Compensation Committee of the Company (“Committee”).

3.    Vesting and Earning of Performance Shares.

(a)    The period during which the Performance Goals are measured shall be a three-year period, beginning in the year of the Grant Date and ending on December 31 of the third year (the “Performance Period”).

(b)    The number of Performance Shares earned by the Grantee will be determined at the end of the Performance Period based on the Performance Goals set forth on Exhibit A.  Except as provided in Section 4 or Exhibit A,  Performance Shares will vest and become nonforfeitable, if at all, on the last day of the Performance Period provided that the Grantee has remained continuously employed by the Company or any Subsidiary from the Grant Date through the last day of the Performance Period (the “Vesting Date”).

(c)    If the Grantee is hired by the Company or promoted within the Company prior to October 1 of any fiscal year within the Performance Period and is thereby granted Performance Shares under this Agreement, the Performance Shares shall be earned on a pro-rata basis beginning on the effective date of this Agreement until the end of the Performance Period as set forth on Exhibit A.

(d)    Following the completion of the Performance Period and no later than 90 days following the end of the Performance Period, the Committee shall determine in writing the extent, if any, that the Performance Goals have been satisfied and shall determine the number of Performance Shares that Grantee shall earn, if any, subject to this Agreement. The Company shall deliver to the Grantee any and all Performance Shares earned by Grantee not later than 90 days after the completion of the Performance Period. The Committee may, in its sole discretion, modify the Performance Goals, in whole or in part, as the Committee deems appropriate and equitable to reflect a change in the business (including, without limitation, the Company’s acquisition of another business or company), operations, corporate structure or capital structure of the Company or its Subsidiaries, the manner in which it conducts its business, or other events or circumstances.

4.    Termination of Continuous Employment.

(a)    Except as otherwise provided in Sections 4(b), 4(c), or 4(d),  if the Grantee’s continuous employment with the Company or a Subsidiary is terminated prior to the Vesting Date, the Grantee’s unvested Performance Shares shall be automatically forfeited upon such termination of continuous employment and neither the Company nor any Subsidiary shall have any further obligations under this Agreement.

(b)    If the Grantee’s continuous employment with the Company or any Subsidiary terminates due to a permanent and total disability (a “Permanent Disability”) within the meaning of Section 22(e)(3) of the Code, the Grantee’s employment with the Company or any Subsidiary shall, for all purposes under this Agreement, be deemed to continue. If Grantee dies while suffering a Permanent Disability, Grantee’s estate shall have the rights to Shares underlying Performance Shares on the terms set forth in Section 4(c).

(c)    If a “Change in Control” (as defined in the Plan) described in Section 2(i) of the Plan occurs while the Grantee is employed by the Company or any Subsidiary or if the Grantee dies, in either case at any time prior to the end of the Performance Period, then the Grantee shall be deemed to have earned the number of Performance Shares equal to the greater of (A) the Target Number of Performance Shares identified on Exhibit A to this Agreement or (B) the number of Performance Shares which would have vested based on the actual performance of the Company had the Performance Period ended on the date of the last fiscal quarter immediately prior to the date that the Company executes a definitive agreement (“CIC Date”) pursuant to which a Change in Control occurs. Upon such Change in Control or death of the Grantee, as the case may be, the Company shall deliver to Grantee (or Grantee’s estate in the case of death) the Shares underlying all Performance Shares earned in accordance with this Section 4(c).  The Committee shall have the authority to determine the extent to which

Performance Goals with respect to the Performance Period (as shortened to end on the CIC Date) have been met based on such audited or unaudited financial information or other information, such as the Company’s stock price or the performance of the  Nasdaq Health  Care Index constituents, then available that the Committee deems relevant so that the vesting contemplated by this Section 4(c)  reflects the actual performance of the Company achieved immediately prior to the CIC Date.

(d)    Notwithstanding anything contained in this Agreement to the contrary, the Committee may, in its sole discretion, accelerate the time at which the Shares underlying any Performance Shares become vested and nonforfeitable on such terms and conditions as it deems appropriate upon a Change in Control or the death or Permanent Disability of Grantee.

5.    Transferability. The Performance Shares may not be transferred and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such Performance Shares.

6.    Dividend, Voting and Other Rights. Neither the Grantee nor any person claiming under or through the Grantee has any of the rights or privileges of a shareholder of the Company in respect of shares of Common Stock that may become deliverable hereunder unless and until certificates representing such shares of Common Stock have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered in certificate or book entry form to the Grantee or any person claiming under or through the Grantee.

7.    Continuous Employment. For purposes of this Agreement, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his employment among the Company and its Subsidiaries.

8.    No Employment Contract. Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

9.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

10.    Taxes and Withholding. To the extent that the Company or any Subsidiary is required to withhold any federal, state, local, foreign or other tax in connection with the Performance Shares pursuant to this Agreement, it shall be a condition to earning the award that the Grantee make arrangements satisfactory to the Company or such Subsidiary for payment of such taxes required to be withheld. The Committee may, in its sole discretion, require the Grantee to satisfy such required withholding obligation by surrendering to the Company a portion of the Shares earned by the Grantee under this Agreement, and the Shares so surrendered by the Grantee shall be credited against any such withholding obligation at the Fair Market Value of such Shares on the date of surrender.

11.    Adjustments. The number and kind of Shares deliverable pursuant to the Performance Shares are subject to adjustment as provided in the Plan.

12.    Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws and listing requirements with respect to the Performance Shares; provided,  however, notwithstanding any other provision of this Agreement, the Company shall not be obligated to deliver any Shares pursuant to this Agreement if the delivery of this Agreement would result in a violation of any such law or listing requirement.

13.    Amendments. Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable to this Agreement. Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

14.    Compliance with Section 409A of the Code. It is intended that this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Performance Shares shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner  that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject the Grantee to the additional tax imposed under Section 409A of the Code. The amounts payable pursuant to this Agreement are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A of the Code to the maximum extent possible.

15.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions of this Agreement, and the remaining provisions of this Agreement shall continue to be valid and fully enforceable.

16.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations with respect to this Agreement. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Capitalized terms used of this Agreement without definition shall have the meanings assigned to them in the Plan. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise of this Agreement, have the right to determine any questions which arise in connection with the grant of the Performance Shares.

17.    Successors and Assigns. Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

18.    Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws of this Agreement.

19.    Electronic Delivery. The Grantee consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Chief Financial Officer of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

20.    Clawback. In the event the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under federal securities laws, the Board of Directors shall require reimbursement to the Company of any Performance Shares made to Grantee where: (i) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC; (ii) the members of the Board of Directors who are considered “independent” for purposes of the listing standards of Nasdaq determine Grantee engaged in intentional misconduct that caused or substantially caused the need for the accounting restatement; and (iii) a lower payment would have been made to Grantee based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from Grantee the amount by which any Performance Shares paid to such Grantee for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

The Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Grantee has also executed this Agreement, as of the Grant Date.

ATRICURE, INC.

By:___________________________

Name:

Title:

ATRICURE, INC.

By: ___________________________

Name:

Title:

The undersigned acknowledges that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s internet site at www.atricure.com. The Grantee consents to receiving this Prospectus Information electronically, or, in the alternative, agrees to contact the Company’s Chief Financial Officer at (513) 755-4100 to request a paper copy of the Prospectus Information at no charge. The Grantee represents that he or she is familiar with the terms and provisions of the Prospectus Information and accepts the award of Performance Shares on the terms and conditions set forth of this Agreement and in the Plan.

___________________________

Grantee

Date:____________

ALTERNATIVE FOR ELECTRONIC SIGNATURE

You may accept the award online or by telephone in accordance with the procedures established by the Company and the Plan administrator. By accepting your award in accordance with these procedures, you acknowledge that a copy of the Plan, Plan Summary and Prospectus, and the Company’s most recent Annual Report and Proxy Statement (the “Prospectus Information”) either have been received by you or are available for viewing on the Company’s internet site at www.atricure.com, and consent to receiving this Prospectus Information electronically, or, in the alternative, agree to contact the Company’s Chief Financial Officer at (513) 755-4100 to request a paper copy of the Prospectus Information at no charge. You also represent that you are familiar with the terms and provisions of the Prospectus Information and accept the award on the terms and conditions set forth of this Agreement and in the Plan. These terms and conditions constitute a legal contract that will bind both you and the Company as soon as you accept the award as described above.

EXHIBIT A

PERFORMANCE GOALS AND PERFORMANCE PERIOD

Performance will be measured 50% on revenue growth (Revenue CAGR) and 50% on relative total shareholder return (TSR), as described further below

•    Performance on each metric will be measured over a three-year (2021-2023) period

•    Performance for the Revenue CAGR is relative to fiscal year 2020 (Base Year)

•    The revenue and TSR component payouts (in shares) will be determined independently and then added together for the total payout for the three-year performance period, subject to the maximum defined in the payout range below

Possible Payout as a Percentage of Target Award
2021-2023
Payout Range*	0% - 200%
Scheduled Vest Date**	December 31, 2023

*Payout as a percentage of target number of Performance Shares subject to this award

** Subject to Section 3 of the Agreement, Scheduled Vest Date is later of date indicated or the date the Committee determines whether and the extent to which the performance criteria have been satisfied and the number of Performance Shares earned, if any

Revenue CAGR Component (50%)
•Revenue compound annual growth rate (CAGR)
•Acquisitions and other business developments may result in adjustments pursuant to Section 3 of the Agreement
Revenue CAGR
	2021-2023	Payout*	Number of Performance Shares
Maximum	>=25%	200%
Target	20%	100%
Threshold	10%	50%
Below Threshold	<10%	0%
*Payout as a percentage of target number of Performance Shares subject to this award; linear interpolation between goals

Relative Total Shareholder Return (TSR) Component (50%)
•TSR measured against the Nasdaq Health Care Index constituents
•TSR will be measured as the 20-trading-day average stock price prior to the end of the performance period over the 20-trading-day average stock price prior to the beginning of the performance period
•Payout under this component will be capped at target if AtriCure’s TSR is negative
Relative TSR (expressed in percentiles)
	2021-2023	Payout*	Number of Performance Shares
Maximum	>=80th	200%
Above Target	70th	150%
Target	50th	100%
Threshold	30th	50%
Below Threshold	<30th	0%
*Payout as a percentage of target number of Performance Shares subject to this award; linear interpolation between goals

The maximum number of Performance Shares in which the Grantee can vest on the basis of the actual level of Performance Goal attainment shall in no event exceed in the aggregate 200% of the number of Performance Shares set forth above.